UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 22, 2009

Power-One, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29454	77-0420182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

740 Calle Plano
Camarillo, California	93012
(Address of Principal Executive Offices)	(Zip Code)

(805) 987-8741

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                                             Costs Associated with Exit or Disposal Activities.

On May 22, 2009, the Board of Directors of Power-One, Inc. (the “Company”) authorized the Company to initiate an exit plan with respect to its business in the Dominican Republic.  The plan is expected to be completed by the end of the first quarter 2010. Through implementation of this action, the Company expects to (i) realign global manufacturing and sourcing; (ii) improve operational performance; (iii) increase efficiencies in the supply chain and manufacturing process and (iv) improve its ability to respond to customer requirements in a cost effective manner.  The Company expects to record severance and other charges of $13 to $15 million beginning in the second fiscal quarter of 2009 and through the first quarter of 2010. The Company expects that the portion of the charge that will result in future cash expenditures will be approximately $5 million for severance for terminated employees and approximately $4 to $5 million for other costs associated with the facility closure.  The Company also expects to record non-cash charges of approximately $3 to $5 million related to asset and inventory charges.

See Press Release dated May 27, 2009 entitled “Power-One Announces Closing of the Dominican Republic Facility, attached as Exhibit 99.1 to this Current Report.

Item 9.01                                             Financial Statements and Exhibits.

Exhibit Number	Description

Exhibit 99.1	Power-One, Inc. Press release dated May 27, 2009 entitled “Power-One Announces Closing of the Dominican Republic Facility”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER-ONE, INC.
(Registrant)

		By:	/s/LINDA C. HELLER
Date:	May 28, 2009		Linda C. Heller
Senior Vice President – Finance, Treasurer and Chief Financial Officer